Local Marketing Agreement                                         Exhibit 10.7

                            LOCAL MARKETING AGREEMENT

    This Agreement ("Agreement") is made and entered into this 1st day of January, 1998, by and between IVES BROADCASTING,INC (hereinafter, "IVES") and SPECTRUM COMMUNICATIONS, INC. (hereinafter "SPECTRUM"):

                                   WITNESSETH

    WHEREAS, Spectrum is the licensee of Broadcast Station WCLS-FM, Oscoda, Michigan (hereinafter, "STATION"): and,

    WHEREAS, Spectrum and Ives have verbally agreed to the terms and conditions of a certain Purchase and Sale Agreement regarding the assets of the Station wherein an Application for Assignment of the license of WCLS-FM from Spectrum to Ives will be submitted to the Federal Communications Commission ("FCC") ; and

    WHEREAS, Spectrum has the legal title to all of the physical assets used in the operation of the Station; and,

    WHEREAS, Ives wishes to begin programming the Station and selling advertising under the direction and supervision of Spectrum while the FCC reviews the Application For Assignment of the FCC license to Ives; and.

    WHEREAS, Ives operates a broadcast programming company able to provide sales and programming services and is also a multiple licensee of the FCC; and,

    WHEREAS, Spectrum and Ives desire to enter into a mutually beneficial Local Marketing Agreement ("LMA") whereby Ives will provide certain programming and sales services to Spectrum and Spectrum will provide broadcast facilities over the Station;

    NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the parties agree as follows:

Local Marketing Agreement

    1.) Primary Obligation and Licensee. Spectrum and Ives agree to execute this Local Marketing Agreement with the understanding that the FCC has developed certain rules and regulations governing Local Marketing Agreements. Each party further understands that Spectrum is the licensee of the federally licensed broadcast Station and that certain responsibilities and obligations of licensees cannot be delegated but must remain the responsibility and obligation of the licensee. Finally, each party acknowledges that this Local Marketing Agreement, as drafted and executed, shall not limit those certain obligations and responsibilities. Spectrum may take whatever action it deems necessary as the licensee of the Station in order to comply with FCC rules and regulations.

    2.) Programming. Ives shall be entitled to provide commercially sponsored programming to Spectrum for broadcast over the Station. Ives shall provide programming during all hours of the broadcast day, seven days per week. The programming provided by Ives shall consist, primarily, of news, information, entertainment and public service. Spectrum will, however, be ultimately responsible for assuring that the "Main Studio Rules" of the FCC are complied with and that the main studios of the Station are located within the city-grade signal contour.

    2.1) Right to Pre-empt Programming. Spectrum, furthermore, shall have the right to pre-empt any programming offered by Ives for another program deemed to be of greater national, regional or local interest or importance; in case of an emergency; or to comply with federal state or local news. Spectrum shall keep a record of each instance in which it pre-empted the programming offered by Ives.

    2.2) Public Affairs Programming. It shall be Spectrum's responsibility to ascertain the needs and problems of the community to which the Station is licensed. Specifically, every calendar quarter Spectrum shall place in its public inspection file, a list of the ten most significant needs and problems of the community of license. Furthermore, Spectrum shall be responsible for airing public affairs programs which directly address those needs and problems and it shall place in its public inspection file a list of those programs which were aired, each quarter, together with a narrative description of each program topic, the length of the program, the time and date each program aired and the guests, if any, which appeared on the program. Spectrum shall notify Ives at the beginning of each calendar quarter regarding the amount of airtime it will require for the coming quarter in order to permit the Station to broadcast programs

Local Marketing Agreement

responsive to its communities of license. Spectrum's notification shall consist of the date(s), time(s) and duration(s) of each program. Spectrum shall be solely responsible for the content of each program and Ives shall have no control or input over such programs nor shall it complain that any request is unreasonable.

    2.3.) Programming Rights. All programming rights from networks and program suppliers in effect as of December 31, 1997 shall be assigned by Spectrum to Ives for use on the Station. Spectrum will assign the rights to specific programs to Ives for the term of this Agreement. In the event this Agreement is terminated for any reason, Spectrum will retain the rights to all programming aired on the Station.

    3.) FCC Responsibilities. Spectrum is the licensee of the Station and does not delegate any responsibilities as licensee by this Agreement. Ives understands and acknowledges that Spectrum's primary obligation and responsibility is to provide services to its community of license. Should any portion of this Agreement be deemed to contradict Spectrum's primary responsibility and obligation as a FCC licensee, it may notify Ives of the inconsistency and unilaterally modify this Agreement, if so advised by its FCC counsel. Unilateral modification of this Agreement by Spectrum under these specific circumstances shall not be considered a breach by Spectrum of its responsibilities or obligations to Ives. Should the FCC revise any of its rules and regulations regarding joint station operations or local marketing agreements, Spectrum shall, with the assistance of counsel, immediately prepare an appropriate revision to this Agreement and submit the changes to Ives. Those changes shall take effect immediately upon delivery to Ives and Ives's consent shall not be necessary for those changes to be implemented.

    Spectrum shall maintain its own public inspection file within the community of License. Spectrum shall also be responsible for maintaining the Station's logs as well as the political files (requests for political air-time / disposition of requests for political air-time). Spectrum shall be solely responsible for the maintenance of that file, but Ives shall be responsible for the marketing and sale of any political air-time.

    If the studios of Ives are to be located beyond the city-limits of the community of license. Spectrum shall install and maintain, at its own expense, a local studio and a toll-free telephone number for use by the Station's listeners.

Local Marketing Agreement

    Any and all written correspondence, official or from listeners addressed to Spectrum shall be delivered to Spectrum, unopened. Spectrum shall be responsible for responding to all written or telephone inquiries related to Station operations.

    It shall be Spectrum's responsibility to make certain that all Station identification announcements are aired in accordance with FCC rules and regulations. Spectrum shall also be responsible for the filing of all annual reports required by FCC rules and regulations and shall be the only party which shall communicate with the FCC either directly or through its own FCC counsel. Spectrum shall separately pay for all of its own FCC, State or Local legal representation.

    4.) Compliance with Federal and State Laws. Should any term of this Agreement contradict any FCC rule or regulation or any state or local law, the parties agree to immediately modify the Agreement in order to comply with appropriate regulations. Neither party shall be in breach of this Agreement, nor shall one party be financially obligated to the other, should a required modification of this Agreement become necessary for these purposes.

    5.) Marketing Services. Ives shall provide broadcast sales and programming services to Spectrum with regard to the Station. These services shall include music program and news services, administrative services and sales services. Spectrum shall provide its own general manager, unless a general manager is available at all times as provided by Ives. Spectrum shall comply with the FCC's "meaningful presence" regulations and will have its own management presence at the Station during normal business hours. Spectrum shall separately pay, from its own funds, any salaries for its own management employees. Spectrum shall have the exclusive right to supervise its own employees. Ives shall have the right to promote its programming to the general public and to market and sell commercial time to be included in said programming, including the right to sell in combination with any other radio station provided that advertising is offered separately on each station as well as in combination, as required by FCC Rules and Regulations. All revenue derived from the sale of advertising and commercial time and all accounts receivable related thereto shall be the property of Ives. Ives shall be permitted to establish advertising rates with the advice and consent of Spectrum.

Local Marketing Agreement

    5.1) Specific Services Included. Ives shall be responsible for the salaries, taxes, and insurance and related costs of its own employees and Station operations. Ives shall also oversee and take ultimate responsibility for advertising and program practices regarding the Station. Ives will be responsible for and implement systems to monitor each Station's Equal Opportunity Employment Program, community access to the facilities of the Station, lowest unit charge and reasonable access and other requirements contained in the FCC's political rules. Ives shall also be solely responsible, at its expense, for all maintenance engineering for the transmitter facilities of the Station.

    5.2) Duration of Agreement. This Agreement shall continue for a period not to exceed one year from the date hereof. Renewal of this Agreement shall be automatic if not terminated by one or both parties. This Agreement shall also terminate in the event that the Application for Assignment of License from Spectrum to Ives contemplated by the Purchase and Sale Agreement between the parties is granted and that such FCC approval becomes a "Final" Order. In that event, this Agreement shall terminate on the "closing" date as established by the parties.

    5.3) Responsibility for Payments. Ives shall pay for the costs of all Station operations during the term of this Agreement, as specified above. Ives shall maintain separate checking accounts and banking relationships over which Spectrum will have no control Under no circumstances shall Ives pay compensation of any type, direct or indirect, to any employee of Spectrum. For its own employees and operations, Spectrum shall be solely responsible for the salaries, taxes, insurance and related costs. Neither party may not bind or obligate the other party to any liability, monetary or otherwise, unless the obligee consents in advance, in writing. Ives shall have no authority to hire any employee for Spectrum nor shall Ives indicate to any employee that Spectrum will become its eventual employer in the event this Agreement is terminated.

    5.4) Payment for Services and Operations. Ives shall be responsible for the payment of expenses for other salaries, commissions, bonuses, royalties, dues, subscriptions, office supplies, sales materials, advertising, utilities, professional fees, legal fees (except the separate legal fees of Spectrum), insurance, fines and engineering materials associated with the operation of the Station. Ives will be responsible for all other costs of operations of the Station unless specifically excerpted in this Agreement.

Local Marketing Agreement

    5.5) Payment to Spectrum. This Agreement shall commence on January 1, 1998. Ives shall pay a monthly fee to Spectrum in the amount of ten dollars ($10.00) which shall be paid on the first day Ives begins to provide services under this Agreement. Ives will, thereafter, pay $10.00 to Spectrum on the first day of every month throughout the term of this Agreement.

    6.0) Barter Agreements. All barter agreements must be mutually agreed upon by the parties to this Agreement.

    7.0) Studio Facilities and Transmission Equipment. As of December 31, 1997, all physical equipment used in Station operations is owned by Spectrum. All documents of title, ownership and warranty for such property shall belong to and be held by Spectrum. From and after the date of this Agreement, Ives has brought into the Station premises certain technical equipment which shall remain the sole property of Ives during and after the termination of this Agreement. Spectrum, however, shall be responsible for transmitter maintenance and operation in accordance with FCC rules and regulations.

    8.0) Ives's Indemnification. Ives shall, during the term of this Agreement, indemnify, defend and hold Spectrum harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of the content of any Ives broadcast.

    8.1) Spectrum Indemnification. Spectrum shall, for one year commencing on the date Ives begins to provide services to Spectrum and for one year after the expiration of this Agreement, indemnify: defend and hold Ives harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of (i) Spectrum's broadcasts under this Agreement; (ii) any obligation of Spectrum arising prior to (or appropriately incurred by Spectrum during) the term of this Agreement.

    9.0) Accounting and Auditing. All accounting shall be performed in-house by Ives. Standard accounting principals shall apply to all transactions entered with proper accounting documentation for all entries. Upon reasonable advance notice during regular business hours,

Local Marketing Agreement

Spectrum shall have access to all accounting records and shall have the right to employ separate accounting and audit services at its own expense.

    9.1) Accounts Payable. All accounts payable must be posted during the month in which the invoice was received. Accounts payable shall be performed by a person selected by the general manager of Ives. Auditing may be conducted by Spectrum at any reasonable time upon advanced notice. Ives shall have no authority to pay any of the separate expenses of Spectrum nor shall Ives have any check-writing authority for Spectrum. Ives shall not assume, nor shall he be responsible for, any of the obligations or debts of Spectrum related to Spectrum's operation of the Station and specifically the operations of the Station prior to January 1, 1998, except the following accounts payables: (i) up to $2,000 of Spectrum's trade payables; (ii) $2,573 to Personal Lenders for Station equipment; (iii) and $300 to Jones Satellite.

    9.2) Accounts Receivable. All Accounts Receivable shall be posted for the month that the advertising schedule or purchase was provided to the client. This practice shall be consistent with the manner that Ives currently posts accounts receivables for its own broadcast properties.

    9.3) Programming Employees. Ives shall furnish or cause to be furnished the personnel and material for the production of the programming provided by this Agreement. Ives shall employ and be responsible for salaries, taxes, insurance and related costs for all personnel used in the production of its programming, sales efforts, administrative functions, and on-air broadcasting.

    10.0) Contract Spots. Ives specifically agrees to air all of the commercial matter required pursuant to any Programming Contract entered-into between any program service supplier and Spectrum.

    11.0) Payables and Receivables. It shall be the responsibility of Spectrum to pay for all of its own Station operation expenses, other than those expenses outlined in this LMA, up to and including 12:01 AM on the date Ives begins to provide services under this Agreement. All expenses incurred after that time and dates, other than expenses specifically to be paid by Spectrum, shall be the sole responsibility of Ives. Commencing January 1, 1998 at 12.01 a.m.,

Local Marketing Agreement

all of the receivables of the Station shall be the property of Ives. Receivables of the Station which have accrued prior to that date shall remain the property of Spectrum.

    12.0) Notices. All notices required or permitted to be given hereunder shall be in writing, sent by United States Certified Mail and addressed as follows:

         IF TO SPECTRUM:   James Leighty, Chairman
                           Spectrum Communications, Inc.
                           612 South Creyts Road
                           Suite A
                           Lansing, Michigan  48917

         IF TO IVES:       Mark Thomas
                           Ives Communications, Inc.
                           1491 M-32 West
                           Alpena, Michigan  49707

         WITH A COPY TO:   Gregory Bartko, Esq.
                           3475 Lenox Road
                           Suite 400
                           Atlanta, Georgia 30326

    13.0) Entire Agreement. The foregoing constitutes the entire and whole Agreement of the parties. Failure of any party hereto to enforce any provisions of this Agreement shall not be construed to be a waiver of such provision, not in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

    14.0) Agreement Binding. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns but shall not be assigned without the express written consent of the parties. An assignment shall not relieve the parties of their obligations to guarantee the prompt performance of any and all of the obligations hereunder. This Agreement shall be construed in accordance with the

Local Marketing Agreement

rules of the Federal Communications Commission and the State of Michigan. This Agreement is entered in whole or in part in the State of Michigan.

    15.0) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding Agreement when the parties shall have each executed one counterpart.

    16.0) Corporate Authority and Individual Authority of the Parties. Spectrum Communications, Inc. is a corporation, duly organized in the State of Michigan. The Board of Directors of Spectrum have authorized James Leighty, as Chairman, to enter-into this Agreement. No other corporate action is necessary in order to make the signature of James Leighty binding as to Spectrum with regard to this Local Marketing Agreement.

    Ives Communications, Inc. is a corporation, duly organized in the State of Michigan. The Board of Directors of Ives have authorized Robert M. Currier, as President and Chief Executive Officer, to enter-into this Agreement. No other corporate action is necessary in order to make the signature of Robert M. Currier binding as to Ives with regard to this Local Marketing Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

         SPECTRUM COMMUNICATIONS, INC.

         By:   /s/ James Leighty
            ----------------------------------
                  JAMES LEIGHTY, CHAIRMAN

         IVES COMMUNICATIONS, INC.

         By:   /s/ Robert M. Currier
            ----------------------------------
                  ROBERT M. CURRIER, PRESIDENT
                  AND CHIEF EXECUTIVE OFFICER